Exhibit 99.1
NOBLE REPORTS FIRST QUARTER 2006 RESULTS
     SUGAR LAND, Texas, April 20, 2006 — Noble Corporation reported net income for the first quarter of 2006 of $145.2 million, or $1.05 per diluted share, on operating revenues of $461.9 million, compared to net income of $45.5 million, or $0.33 per diluted share, on operating revenues of $310.3 million for the first quarter of 2005.
     At March 31, 2006, the Company’s consolidated balance sheet reflected $2.9 billion in shareholders’ equity, $799.1 million in cash and marketable securities, and $1.1 billion in total debt. Net cash provided by operating activities for the three month period ended March 31, 2006 was $148.7 million as compared to $71.5 million in the prior year. Debt as a percentage of total capitalization, which was 28 percent at March 31, 2006, was reduced to 16 percent on April 10, 2006 following prepayment of $600.0 million of current maturities of long-term debt.
     James C. Day, Chairman of the Board and Chief Executive Officer said, “As of April 9, 2006 our final unit, the Noble Joe Alford submersible, has now returned to service after being damaged during Hurricane Rita in the Gulf of Mexico. Our proactive mooring enhancement initiative for our ultra deepwater semisubmersibles is progressing with the Noble Jim Thompson scheduled for the NC-5TM upgrade in July 2006. This new mooring system is designed to withstand environmental forces experienced in the hurricanes of 2005.”
     Net income for the first quarter of 2006 increased 43 percent from the fourth quarter of 2005 as average dayrates on the Company’s U.S. Gulf of Mexico deepwater units continued to increase and utilization in our international divisions reached 100 percent during the first quarter.
     Net income for the first quarter in 2006 increased 219 percent as compared to the first quarter of 2005 due principally to higher dayrates, increased international utilization rates across the fleet and additional operating days. The Noble David Tinsley and the Noble Mark Burns were activated in February and August of 2005, respectively, and we also acquired the remaining 50 percent interest in the Noble Harvey Duhaney in August 2005.
     Offshore contract drilling services revenues from deepwater drilling units (capable of drilling in water depths of 4,000 feet or greater) accounted for approximately 37 percent and 31 percent of the Company’s total contract drilling services revenues for the first quarter of 2006 and 2005, respectively. The Company currently operates six deepwater semisubmersibles in the Gulf of Mexico, one deepwater semisubmersible and three deepwater drillships offshore Brazil, and one deepwater semisubmersible in Nigeria. Contract drilling services revenues from international sources accounted for approximately 68 percent and 78 percent of the Company’s total contract drilling services revenues for the first quarter of 2006 and 2005, respectively.
     The average dayrate for the Company’s international jackups was $64,887 in the first quarter of 2006 compared to $51,158 in the first quarter of 2005. Utilization on these units improved to 100 percent in the recent quarter as compared to 94 percent in the first quarter of 2005. The average dayrate on the Company’s deepwater units in the U.S. Gulf of Mexico capable of drilling in water depths of 6,000 feet or greater increased 131 percent to $241,562 in the first quarter of 2006 compared to $104,426 in the first quarter of 2005. The U.S. Gulf of Mexico deepwater market has continued to strengthen, and the dayrates under recent contracts for these units have been higher than the average dayrate for the first and fourth quarters of 2005. Utilization on these units was 100 percent during the first quarter of 2006 compared to 75 percent in the same quarter of last year.
     Day said, “We continue to experience strong demand for drilling assets worldwide.”
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 62 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 43 jackups and three submersibles. The fleet count includes two F&G JU-2000E enhanced premium newbuild jackups under construction, with scheduled delivery of the first unit in the third quarter of 2007 and the second unit in first quarter of 2008. As previously announced, these units have been contracted. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa and India. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward- looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-372
4/20/06
For additional information, contact:
Mark A. Jackson, President and Chief Operating Officer
Noble Corporation, 281-276-6100

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
OPERATING REVENUES
Contract drilling services	$417,632	$262,404
Reimbursables	23,072	24,502
Labor contract drilling services	17,231	18,141
Engineering, consulting and other	3,980	5,278

	461,915	310,325

OPERATING COSTS AND EXPENSES
Contract drilling services	167,905	144,022
Reimbursables	20,052	22,906
Labor contract drilling services	14,897	15,189
Engineering, consulting and other	3,430	5,888
Depreciation and amortization	59,361	56,377
Selling, general and administrative	10,285	7,818
Hurricane losses and recoveries, net	(4,404)	—

	271,526	252,200

OPERATING INCOME	190,389	58,125

OTHER INCOME (EXPENSE)
Interest expense, net of amount capitalized	(12,479)	(5,935)
Other, net	2,501	3,335

INCOME BEFORE INCOME TAXES	180,411	55,525
INCOME TAX PROVISION	(35,180)	(9,995)

NET INCOME	$145,231	$45,530

NET INCOME PER SHARE:
Basic	$1.06	$0.34
Diluted	$1.05	$0.33

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	136,721	135,209
Diluted	138,624	136,581

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$60,943	$121,845
Investment in marketable securities	738,115	44,457
Accounts receivable	331,965	276,688
Insurance receivables	67,094	51,565
Inventories	4,247	3,940
Prepaid expenses	9,734	10,064
Other current assets	23,229	13,896

Total current assets	1,235,327	522,455

PROPERTY AND EQUIPMENT
Drilling equipment and facilities	4,365,116	4,178,097
Other	68,777	66,698

	4,433,893	4,244,795
Accumulated depreciation	(1,291,871)	(1,245,776)

	3,142,022	2,999,019

INVESTMENTS IN MARKETABLE SECURITIES	1,618	673,639
OTHER ASSETS	167,350	151,254

	$4,546,317	$4,346,367

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$609,289	$8,972
Accounts payable	90,490	93,914
Accrued payroll and related costs	72,516	78,558
Taxes payable	69,779	45,245
Interest payable	3,527	9,640
Other current liabilities	39,665	23,006

Total current liabilities	885,266	259,335

LONG-TERM DEBT	524,597	1,129,325
DEFERRED INCOME TAXES	227,586	227,589
OTHER LIABILITIES	6,185	6,290

	1,643,634	1,622,539

MINORITY INTEREST	(7,747)	(7,906)

SHAREHOLDERS’ EQUITY
Ordinary shares-par value $0.10 per share	13,722	13,701
Capital in excess of par value	1,021,690	1,024,470
Retained earnings	1,875,760	1,736,015
Restricted stock (unearned compensation)	—	(17,099)
Accumulated other comprehensive income	(742)	(25,353)

	2,910,430	2,731,734

	$4,546,317	$4,346,367

NOBLE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$145,231	$45,530
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,361	56,377
Deferred income tax provision	—	3,302
Loss on sales of marketable securities	50	48
Equity in income of joint venture	—	(1,072)
Distributions received from joint venture	—	1,109
Stock-based compensation expense	5,394	1,418
Hurricane losses and recoveries, net	(4,404)
Other	(2,334)	(615)
Other changes in current assets and liabilities:
Accounts receivable	(54,227)	2,078
Other current assets	(16,730)	(16,002)
Accounts payable	(3,424)	(13,576)
Other current liabilities	19,769	(7,052)

Net cash provided by operating activities	148,686	71,545

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions and related capital upgrades	(114,092)	(22,309)
Other capital expenditures	(76,704)	(28,938)
Major maintenance expenditures	(24,426)	(12,151)
Proceeds from sales of property and equipment	—	678
Investment in marketable securities	—	(17,129)
Proceeds from sales of marketable securities	6,582	61,229

Net cash used for investing activities	(208,640)	(18,620)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on credit facilities	—	(40,000)
Payments of other long-term debt	(4,408)	(2,036)
Proceeds from issuance of ordinary shares	8,946	40,790
Payment of dividends	(5,486)	(2,710)

Net cash used for financing activities	(948)	(3,956)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(60,902)	48,969

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	121,845	58,790

CASH AND CASH EQUIVALENTS, END OF PERIOD	$60,943	$107,759

NOBLE CORPORATION AND SUBSIDIARIES
FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT
(In thousands, except utilization amounts, operating days and average dayrates)
(Unaudited)

	Three Months Ended March 31,
	2006					2005
	International	Domestic				International	Domestic
	Contract	Contract	Engineering			Contract	Contract	Engineering
	Drilling	Drilling	& Consulting	Other	Total	Drilling	Drilling	& Consulting	Other	Total
OPERATING REVENUES
Contract drilling services	$282,156	$135,476	$—	$—	$417,632	$205,162	$57,242	$—	$—	$262,404
Reimbursables	11,981	6,229	20	4,842	23,072	9,334	3,336	7,026	4,806	24,502
Labor contract drilling services	—	—	—	17,231	17,231	—	—	—	18,141	18,141
Engineering, consulting and other	449	163	3,368	—	3,980	405	233	4,081	559	5,278

	$294,586	$141,868	$3,388	$22,073	$461,915	$214,901	$60,811	$11,107	$23,506	$310,325

OPERATING COSTS AND EXPENSES
Contract drilling services	$129,928	$37,977	$—	$—	$167,905	$114,418	$29,604	$—	$—	$144,022
Reimbursables	9,257	6,073	10	4,712	20,052	7,912	3,205	7,038	4,751	22,906
Labor contract drilling services	—	—	—	14,897	14,897	—	—	—	15,189	15,189
Engineering, consulting and other	124	(110)	3,420	(4)	3,430	152	172	5,035	529	5,888
Depreciation and amortization	46,096	13,143	83	39	59,361	44,343	11,013	98	923	56,377
Selling, general and administrative	5,574	3,306	167	1,238	10,285	5,069	2,175	234	340	7,818
Hurricane losses and recoveries, net	—	(4,404)	—	—	(4,404)	—	—	—	—	—

	$190,979	$55,985	$3,680	$20,882	$271,526	$171,894	$46,169	$12,405	$21,732	$252,200

OPERATING STATISTICS
Jackups:
Average Rig Utilization	100%	86%				94%	100%
Operating Days	3,510	155				3,086	180
Average Dayrate	$64,887	$101,112				$51,158	$55,819

Semisubmersibles - (6,000 feet or greater):
Average Rig Utilization	100%	100%				100%	75%
Operating Days	180	360				180	270
Average Dayrate	$89,261	$241,562				$145,047	$104,426

Semisubmersibles - (less than 6,000 feet):
Average Rig Utilization	100%	100%				86%	100%
Operating Days	90	180				77	180
Average Dayrate	$113,430	$124,183				$62,410	$53,727

Drillships:
Average Rig Utilization	100%	N/A				67%	N/A
Operating Days	270	N/A				180	N/A
Average Dayrate	$104,189	N/A				$90,963	N/A

Submersibles:
Average Rig Utilization	N/A	67%				N/A	100%
Operating Days	N/A	180				N/A	270
Average Dayrate	N/A	$58,506				N/A	$34,549

Total:
Average Rig Utilization	100%	88%				92%	91%
Operating Days	4,050	875				3,523	900
Average Dayrate	$69,668	$154,830				$58,235	$63,602